MEDIA CONTACT: Daniel Duchnowski S&T Bancorp, Inc. Senior Vice President/Marketing 724.427.2416 Dan.duchnowski@stbank.com	Beth Thompson Gatesman Group Account Director 412.339.5152 bthompson@gatesmanagency.com

FOR IMMEDIATE RELEASE
S&T BANCORP, INC. APPOINTS LEWIS W. ADKINS JR. TO BOARD OF DIRECTORS
Northeast Ohio-Based Attorney Joins Board Effective July 14
INDIANA, Pa. July 15, 2019 – S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, a full-service financial institution with assets of $7.2 billion, and current operations in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, is pleased to welcome Lewis W. Adkins, Jr. as the newest member of the S&T board of directors. Lewis is a Shareholder and Practice Group Manager of Public Law, Regulatory and Finance for Roetzel & Andress LPA, as well as the President of their wholly-owned consulting subsidiary, Roetzel Consulting Solutions.

“Lewis is an accomplished attorney and community leader with experience in public finance, business development, and strategic management,” said Christine Toretti, chair of the S&T board of directors. “We are pleased to welcome Lewis to the board and are confident that S&T will benefit from his guidance and expertise.”

Lewis has served as counsel to clients across a vast number of industries including diversified energy companies, governmental entities, housing authorities, and nonprofit organizations. With a background in regulatory and financial services public law, Lewis has acted as lead counsel for a number of public and private entities including Ohio’s largest banking institution, a regional public hospital, and two of the state’s largest school districts. Lewis’ expansive business and legal knowledge will serve to enhance the leadership capabilities of S&T’s board.

“As S&T looks to build upon its reputation throughout the markets we serve, we seek the wellrounded expertise and business acumen of professionals like Lewis,” said Todd D. Brice, chief executive officer of S&T. “His knowledge of the northeast Ohio region will help guide our team as we further develop our market presence.”

Lewis graduated with a bachelor’s degree from The City College of The City University of New York and received his J.D. from The University of Akron School of Law. Outside of work, Lewis is affiliated with numerous professional and charitable organizations including The University of Akron Board of Trustees, the American Bar Association, the Greater Akron Chamber of Commerce, Firestone Country Club, and the Cleveland Metropolitan Bar Association Diversity Action Committee.

“S&T is well-known as a strong financial institution that is committed to both its customers and the community,” said Lewis Adkins. “I’m proud to partner with an organization like S&T which shares similar values and I look forward to being a part of its future and growth.”

For more information about S&T Bancorp, Inc., please visit www.stbancorp.com.

About S&T Bancorp, Inc. and S&T Bank: S&T Bancorp, Inc. is a $7.2 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World’s Best Bank and a 2018 Best-in-State Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram, and LinkedIn.

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